Exhibit 21.1

Subsidiaries of Registrant

Name of Subsidiary	Jurisdiction of Incorporation	Ownership if Less Than 100%
ATG Environmental Holdco Limited	United Kingdom
ATG Environmental Limited	United Kingdom
ATG R&D Limited	United Kingdom
ATG UV Technology Limited	United Kingdom
Evoqua Finance LLC	Delaware
Evoqua Pension Trustees Limited	United Kingdom
Evoqua Water Technologies (Shanghai) Co., Ltd.	China (Shanghai)
Evoqua Water Technologies Canada Ltd.	Canada
Evoqua Water Technologies GmbH	Germany
Evoqua Water Technologies India Private Limited	India
Evoqua Water Technologies Ireland Limited	Ireland
Evoqua Water Technologies Limited	United Kingdom
Evoqua Water Technologies LLC	Delaware
Evoqua Water Technologies Ltd.	Canada
Evoqua Water Technologies Pte. Ltd.	Singapore
Evoqua Water Technologies Pty. Ltd.	Australia
EWT Holdings II Corp.	Delaware
EWT Holdings III Corp.	Delaware
MAGNETO (Suzhou) special anodes Co., Ltd.	China
MAGNETO international B.V.	Netherlands
MAGNETO special anodes B.V.	Netherlands
Neptune Benson, Inc.	Delaware
Smith Engineering, Inc.	Minnesota
Water Technologies U.K. Ltd.	United Kingdom
WTG Holdco Australia Pty. Ltd.	Australia
WTG Holdco I LLC	Delaware
WTG Holdings Cooperatief U.A.	Netherlands